Exhibit 99.1

For More Information:	PRESS RELEASE
Kim S. Price, President & CEO
(704) 884-2260 kim.price@citizenssouth.com

FOR IMMEDIATE RELEASE

Citizens South Banking Corporation Announces the Acquisition of Bank of Hiawassee in FDIC Assisted Transaction and Completion of Capital Raise

GASTONIA, NC., March 19, 2010 — Citizens South Banking Corporation (NASDAQ: CSBC), the parent company for Citizens South Bank, announced today that it has acquired the banking operations of Hiawassee, Georgia-based Bank of Hiawassee in a Federal Deposit Insurance Corporation (FDIC) assisted transaction. Under the terms of the transaction, Citizens South will receive approximately $300 million in assets, including $227 million in loans, and assume $324 million in liabilities, including $295 million in deposits of Hiawassee. The FDIC and Citizens South have entered into a loss sharing agreement covering substantially all acquired loans.

“We are very pleased to welcome Hiawassee customers and associates to the Citizens South family,” said Citizens South Bank President and Chief Executive Officer Kim S. Price. “We respect the rich 100+ year heritage of Bank of Hiawassee and pledge to continue their legacy of customer and community service. Hiawassee depositors can rest assured that their deposits remain safe, secure and accessible. The FDIC continues to insure their deposits to the fullest extent permitted, reinforced by the security and strength of Citizens South.”

Hiawassee has five locations in three counties in Northern Georgia just south of the North Carolina state line. In Hiawassee, GA (Towns County) it operates under the name of Bank of Hiawassee, while in Blairsville, GA (Union County) it operates under the name of Bank of Blairsville and in Blue Ridge, GA (Fannin County) it operated under the name of Bank of Blue Ridge. With this transaction, Citizens South will increase its total number of full-service offices to 21 and increase total assets to over $1.1 billion.

Citizens South also announced the completion of a $15.0 million capital raise through the private placement of 1.5 million shares of common stock, priced at $4.50 per share, totaling $6.7 million and the issuance of 8,280 shares of Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) totaling $8.3 million. The Series B Preferred Stock will convert into shares of the Company’s common stock at the conversion price of $4.50 per share after the Company has received stockholder approval to permit such conversion. The Company intends to seek such approval in the second quarter of 2010. The securities offered will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

“With the acquisition of the operations of Hiawassee through an FDIC assisted transaction, Citizens South has acquired a strong core deposit base in attractive markets with minimal credit risk on the acquired loan portfolio due to the loss sharing agreement.” Price said, “The $15.0 million in capital raised, along with the FDIC loss sharing protection on the acquired loan portfolio, positions Citizens South with a fortress-like balance sheet that further differentiates us from our peers and will support the Bank’s continued growth into the future.”

All Hiawassee branches will reopen under their existing names as a division of Citizens South Bank under normal business hours - on Saturday for branches that operate on the weekend, and on Monday for branches that operate Monday through Friday. Depositors can continue to access their money by writing checks or using ATM or debit cards. All outstanding checks will be processed as usual, and customers can continue using their Hiawassee checks. Loan customers should continue to make payments using existing methods.

Keefe Bruyette and Woods, Inc. served as financial advisor for the acquisition.

About Citizens South Banking Corporation

Citizens South Bank was founded in 1904 and is headquartered in Gastonia, NC. Deposits are FDIC insured up to applicable regulatory limits. At December 31, 2009, the Company had $791.5 million in assets with 16 full-service offices in the Charlotte region, including Gaston, Iredell, Rowan, Mecklenburg, and Union counties in North Carolina, and York County, South Carolina. Citizens South Bank is an Equal Housing Lender and Member, FDIC. The Bank is a wholly owned subsidiary of Citizens South Banking Corporation, and shares of the common stock of the Company trade on the NASDAQ Global Market under the ticker symbol “CSBC”. The Company maintains a website at www.citizenssouth.com that includes information on the Company, along with a list of products and services, branch locations, current financial information, and links to the Company’s filings with the SEC.

Forward-looking Statements

This news release may contain forward-looking statements which include, but are not limited to, statements relating to the acquisition of the Bank of Hiawassee and our capital raise. Forward-looking statements are generally identified by the use of words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and other similar expressions. These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that could cause such a difference include, but are not limited to, our ability to efficiently integrate the acquisition, retain customers and grow the acquired franchise, changes in general economic conditions – either locally or nationally, competition among depository and financial institutions, the continuation of current revenue and expense trends, significant changes in interest rates, unforeseen changes in the Company’s markets, and legal, regulatory, or accounting changes. The Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2009, describe these and other factors.

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